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                                                                     EXHIBIT 8.2

                [BAKER, DONELSON, BEARMAN & CALDWELL LETTERHEAD]

                               November 17, 1999

Interactive Pictures Corporation
Board of Directors
12009 Commerce Park Drive
Oak Ridge, Tennessee 37830

RE:  TAX OPINION FOR REGISTRATION STATEMENT ON FORM S-4
     (FILE NO.      )

Ladies and Gentlemen:

     We represent Interactive Pictures Corporation, a Tennessee corporation ("IPIX"), in connection with the Agreement and Plan of Merger dated as of October 25, 1999 ("Merger Agreement"), by and between IPIX and bamboo.com, Inc., a Delaware corporation ("bamboo").

     The Merger Agreement provides that bamboo will form a wholly-owned subsidiary ("Merger Sub") under the laws of the State of Tennessee and that Merger Sub will be merged with an into IPIX ("the Merger") under the applicable provisions of the Tennessee Business Corporation Act ("TBCA"). The corporate existence of Merger Sub will cease, and IPIX will become the surviving corporation that is wholly-owned by bamboo. The Merger Agreement is attached as
Appendix A to Registration Statement on form S-4, File No.      (the
"Registration Statement"), filed with the Securities and Exchange Commission in connection with the Merger.

     You have requested our opinion regarding certain Federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and relied upon and assumed as accurate (without any independent investigation) the facts, statements descriptions and representations set forth in the Registration Statement and such other documents pertaining to the Merger as we have deemed necessary or appropriate. In connection with rendering this opinion, we have also assumed (without any independent investigation):

          1. The truth and accuracy of the statements, covenants, representations and warranties contained in the Merger Agreement, in the representations received from IPIX and bamboo (the "Officers Certificates") and in all other instruments and documents related to the formation, organization and operation of IPIX and bamboo that we have reviewed in connection with the Merger;

          2. The authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof; and

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Interactive Pictures Corporation
November 17, 1999
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          3. The performance of all covenants contained in the Merger Agreement and the officers Certificates without waiver or breach of any material provision thereof.

     On the basis of the foregoing, we are of the opinion that:

     A. The Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Code; and

     B. In the Merger, IPIX and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code; and

     C. In the Merger, no gain or loss for federal income tax purposes will be recognized by IPIX, Merger Sub or a shareholder of IPIX as a result of the Merger (other than with respect to cash received by a shareholder of IPIX in lieu of a fractional bamboo share).

     This opinion expresses our views only as to Federal income tax laws in effect as of the date hereof, including the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations, published rulings and administrative practices of the Internal Revenue Service (the "Service") and court decisions. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Service or the courts. Furthermore, the legal authorities upon which we rely are subject to change either prospectively or retroactively. Any change in such authorities might adversely affect the conclusion stated herein. We undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws. This opinion does not address any other federal, state, local or foreign tax consequences.

     We express no opinion with respect to any stock rights, rights or options to acquire IPIX common stock or with respect to the federal income tax consequences of the exchange of IPIX shares by any individual who receives such shares as compensation and holds them at the Effective Time subject to any restriction related to employment.

     No opinion is expressed herein to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if any of the transactions described in the Merger Agreement are not consummated in terms of such Merger Agreement or if there is a waiver or breach of any material provision thereof, or if any of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

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Interactive Pictures Corporation
November 17, 1999
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     We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and further consent to the use of our name under the caption "THE MERGER-Material Federal Income tax Consequences" and "LEGAL MATTERS" in the Proxy Statement/Prospectus included in the Registration Statement.

                                          Very truly yours,

                                              /s/ Baker, Donelson, Bearman &
                                                       Caldwell
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                                          Baker, Donelson, Bearman & Caldwell

PSS/bp

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